Exhibit 99.01

Contact:	Chris Paterson
Chief Executive Officer
(954) 796-3651
cpaterson@careguide.com

CAREGUIDE NAMES TOM TRAN PRESIDENT

AND CHIEF FINANCIAL OFFICER

Coral Springs, FL (June 13, 2007) – CareGuide, Inc. (OTCBB: CGDE), a total population health management company, today announced that, effective June 18, 2007, Thomas L. Tran will join the Company as president and chief financial officer, replacing Glen A. Spence, who has resigned to pursue other interests.

Most recently, Mr. Tran served as senior vice president and chief financial officer of Uniprise, one of the principal operating businesses of UnitedHealth Group that manages health care benefits programs for employers, where he was responsible for overseeing financial reporting, business and financial planning, strategic cost management, actuarial, underwriting, customer banking, business development, business risk management, real estate and procurement. Mr. Tran has also served as chief financial officer of ConnectiCare, a health maintenance organization based in Connecticut, chief financial officer of Blue Cross Blue Shield of Massachusetts and vice president of finance and controller of CIGNA HealthCare. He holds a B.S. degree in accounting from Seton Hall University and an MBA in Finance from New York University.

“We are indeed very fortunate to have someone of Tom’s caliber joining our leadership team,” said Chris Paterson, chief executive officer of CareGuide. “Tom has led very large organizations and is well known in the healthcare industry for his role in building financial strength. He has held a number of senior executive financial positions in Fortune 500, middle market and entrepreneurial environments. We believe that Tom’s addition to CareGuide’s management team, with his strong financial skills and operations experience in healthcare, insurance and financial services companies, makes a statement about what CareGuide expects to achieve in the disease management industry.”

Paterson added, “We also want to recognize and express our gratitude to Glen Spence. Glen has made countless contributions to CareGuide’s development and has worked diligently to cement its future. His positive impact will continue to be felt.”

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Exhibit 99.01

Commenting on the hiring of Tran, CareGuide Chairman Albert Waxman, Ph.D., added, “With the addition of Tom to our team, we feel that we have built a very strong and capable executive management team that is well positioned for success. We feel very fortunate to have been able to successfully identify and add seasoned healthcare executives to our management team. Tom is an excellent fit with other recent management additions, including the promotion of Julie Meek, DNS, to executive vice president and chief operating officer and J Pegues as executive vice president and chief marketing officer. With these additions, we feel very confident about the future of our company.”

In commenting on his new role, Tom Tran added, “I became very interested in CareGuide because of its innovative products and strong potential for profitable revenue growth. The time is right for a new approach to disease management, and after becoming very familiar with CareGuide, I believe that they have the winning formula. CareGuide is a company that has made many tough decisions and repositioned its business platform while implementing a number of strategic reforms to its historic business model. My role will be to lead the scaling of the business with sound operational controls and focused revenue and profit goals.”

About CareGuide

CareGuide delivers health optimizing solutions that represent the next generation of disease management. CareGuide distinguishes itself by combining high human touch with sharply focused technology to identify, engage, and help individuals in need – the Company’s focus is to find more, miss fewer, and help better. Because of its unique One Care Street™ approach, CareGuide can identify an unprecedented two-thirds of the next year’s high utilizers of medical services, and impact the medical trend of the entire population in a health plan or employer group. Visit www.careguide.com for more information.

This release contains information about management’s view of the Company’s future expectations, financial results, plans and prospects, including impact on future sales and marketing success, that constitutes forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors that are discussed in the Company’s Transition Report on Form 10-KSB for the nine months ended December 31, 2006, filed with the SEC on April 17, 2007, the Company’s Form 10-QSB for the three months ended March 31, 2007, filed with the SEC on May 15, 2007, as well as other documents the Company files with the SEC.

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